Oramed Pharmaceuticals to present at the 70th Scientific Sessions of the American Diabetes Association

Results of first exposure of Type I diabetes patients to Oramed’s oral insulin and of a first-in-humans study with its oral GLP-1 analog

Jerusalem, IL - June 28, 2010 - Oramed Pharmaceuticals Inc. (OTCBB: ORMP) announced today that its executive management is participating in the 2010 Scientific Sessions of the American Diabetes Association currently being held in Orlando, Florida.  Dr. Miriam Kidron, Chief Scientific Officer, is scheduled to present results of two of the company’s recently completed clinical trials between 12:00 – 2:00 PM ET on Monday, June 28, 2010 in Poster Hall C at the Orange County Convention Center.

One presentation will provide an overview of the results of a Phase IIa study testing the company’s flagship ORMD-0801 oral insulin capsule in Type I diabetes patients when administered just before (10-90 minutes) a standard meal.  This first exposure of Oramed’s oral insulin established the drug’s safety and efficacy in Type I diabetics.  ORMD-0801 led to a significant increase in insulin levels in 61% of the treatment sessions, irrespective of the time lapse between ORMD-0801 administration and mealtime.  The oral insulin preparation effectively kept glucose levels in check in all sessions.  These data suggest both tolerance of Oramed’s platform to preprandial dosing regimens and its therapeutic potential in regulating Type I diabetes.

In addition, Dr. Kidron will present a summary of Oramed’s first-in-humans clinical trial testing the safety and efficacy of ORMD-0901, an encapsulated oral GLP-1 analog formulation.  The study monitored the responses of healthy males to a single dose delivered 60 minutes before a glucose load.  ORMD-0901 was well tolerated by all subjects and demonstrated physiological activity, as extrapolated from ensuing subject insulin levels when compared to those observed after treatment with placebo.

The poster entitled “Oral Insulin: Type I Diabetes (T1DM) Patient Response Upon Preprandial Administration” will be featured in a guided tour in the Poster Hall. The tour title is "Innovations in Novel Insulin Preparations" and is scheduled for Monday June 28 at 12:00-1:00 PM.

To view the posters being presented, please visit: www.oramed.com

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research performed by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit http://www.oramed.com.

Safe Harbor Statement

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals Inc.
Tara Horn
Office: 646-240-4193
Cell: +972-54-334-4318
Email: tara@oramed.com